UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant of Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12
SPRINT NEXTEL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 23, 2013
Dear Fellow Stockholder,
We have previously sent to you proxy material for the Special Meeting of the stockholders of Sprint Nextel Corporation to be held on June 12, 2013.  Your Board of Directors has unanimously recommended that stockholders return the enclosed proxy card and vote FOR the proposal to approve the Plan of Merger, among Sprint Nextel and SoftBank.

If the Merger Agreement is adopted by Sprint's stockholders, then upon the terms and subject to the conditions described in the Merger Agreement, upon the effectiveness of the SoftBank Merger, based on the elections made by Sprint stockholders, each outstanding share of Series 1 common stock, $2.00 par value per share, of Sprint common stock, except as otherwise provided for in the Merger Agreement, will be converted into the right to receive either (i) cash in an amount equal to $7.30 for each share of Sprint common stock or (ii) one share of New Sprint common stock, par value $0.01 per share for each share of Sprint common stock.

Your vote is important, no matter how many or how few shares you may own.  If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided to ensure that your votes are validly received prior to the Special Meeting.
 Thank you for your support.
 Sincerely,
/s/ James H. Hance, Jr.

James H. Hance, Jr.
Chairman of the Board of Directors

Reminder You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
GEORGESON INC.
TOLL-FREE, at (866) 741-9588